Exhibit 99.1
NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	May 3, 2021	Financial Media
Otter Tail Corporation Announces First Quarter Earnings and Increases 2021 Earnings Per Share Guidance
Board of Directors Declares Quarterly Dividend of $0.39 Per Share
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended March 31, 2021.
SUMMARY
•Consolidated operating revenues increased 11.5% to $261.7 million.
•Consolidated net income increased 25.0% to $30.3 million primarily driven by strong Plastics segment performance.
•Diluted earnings per share increased 21.7% to $0.73 per share.
•The corporation increases its 2021 diluted earnings per share guidance range to $2.47 to $2.62 reflecting a range of 5% to 12.0% growth off of 2020 reported $2.34.
CEO OVERVIEW
“Otter Tail Corporation employees achieved outstanding financial results in the first quarter of 2021 with earnings per share increasing 22%,” said President and CEO Chuck MacFarlane. “Every operating company improved net income with the Plastics segment increasing most significantly. This was due to increased PVC pipe prices and margins driven, in part, by PVC resin supply constraints caused by the temporary closure of various petrochemical plants in the Gulf Coast during the extreme cold weather in February.
“Otter Tail Power’s generation performed well and was largely online and available for dispatch during the February cold weather event, insulating our customers from exposure to extremely high electricity prices seen across the central United States.
“Astoria Station, our $152.5 million 245-megawatt (MW) natural gas-fired combustion turbine generation facility, was made available to the MISO market on April 30, 2021. This facility complements our wind generation with more dispatchable capacity than our soon-to-be retired 140 MW Hoot Lake Plant—with projected carbon emissions 85% less compared to Hoot Lake Plant’s 2005 emission levels.
“Progress continues on Otter Tail Power’s announced $60 million Hoot Lake Solar project, a planned 49.9 MW solar farm to be constructed on and near Hoot Lake Plant property in Fergus Falls, Minnesota. The Minnesota Public Utilities Commission (MPUC) approved the project in March with 100% allocation of costs and benefits to Minnesota customers and eligibility for recovery through the Minnesota renewable rider. The project will include up to 150,000 solar panels and generate enough energy to power approximately 10,000 homes each year. The location of Hoot Lake Solar offers us a unique opportunity to re-use our existing Hoot Lake transmission rights, substation and land after retiring Hoot Lake Coal Plant in the second quarter of 2021.
“Otter Tail Power continues to enhance its generation mix as it transitions to a cleaner energy future while maintaining low rates in the region for its customers. By 2023, up to 35% of our energy is projected to come from renewable resources.
“Otter Tail Power implemented approved interim rates in Minnesota on January 1, 2021 in connection with its revenue increase request filed with the MPUC in November 2020. Investment in cleaner energy generation and smarter technologies are primarily driving this request along with rising costs for providing electric service. In a filing submitted to the MPUC on April 30, 2021, Otter Tail Power lowered its requested net annual revenue increase from its initial request of $14.5 million to $8.2 million, primarily due to a reduction in operating costs from amounts included in its November 2020 filing. The cost reductions include, among other items, lower depreciation expense on our wind generation assets due to the extension of depreciable lives from 25 to 35 years and a reduction in postretirement benefit costs.
“Otter Tail Power continues to benefit from strong rate base growth investments. These investments represent over 85 percent of our total capital spending over the next five years and include regulated investments in renewable generation, technology and infrastructure, and transmission assets. We expect this to result in a projected compounded annual growth rate of approximately 5 percent in utility rate base from year-end 2020 through 2025 and to deliver value to customers and shareholders. We continue to make system investments to meet our customers’ expectations, reduce operating and maintenance costs, reduce emissions and improve reliability and safety.

“Our Manufacturing Segment increased revenues and net income $7.3 million and $0.5 million, respectively, due to recovering end markets and higher scrap metal sales prices at BTD Manufacturing. Steel prices continue to exceed historical levels as mill capacity has been slow to come online after capacity reductions in 2020 related to COVID-19. This has created supply chain challenges as the mills struggle to keep up with demand.”
“In our Plastics Segment, PVC resin availability in the first quarter was constrained due to the impact of the February winter storms and led to increased sales prices for PVC pipe and increased operating margins resulting in a record first quarter. These supply constraints continue for PVC resin in the second quarter.
“Our long-term focus remains on executing our growth strategies. For the utility, our strategy is to continue to invest in rate base growth opportunities and drive efficiency within our operating and maintenance expenses, which will lower our overall risk, create a more predictable earnings stream, maintain our credit quality and preserve our ability to pay dividends. Over time, we expect the electric utility business will provide approximately 75 percent of our overall earnings.
“The utility is complemented by well-run, strategic manufacturing and plastic pipe businesses, which provide organic growth opportunities from new products and services, market expansion and increased efficiencies. We expect these companies will provide approximately 25 percent of our earnings over the long term.
“We are increasing our 2021 earnings per share guidance to a range of $2.47 to $2.62 from our previous range announced in February 2021 of $2.39 to $2.54.”
QUARTERLY DIVIDEND
On May 3, 2021 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.39 per share. This dividend is payable June 10, 2021 to shareholders of record on May 14, 2021.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the three months ended March 31, 2021 was $15.3 million compared with $21.8 million for the three months ended March 31, 2020.
Investing activities for the three months ended March 31, 2021 included capital expenditures of $50.1 million compared with $75.1 million for the three months ended March 31, 2020. The decrease in capital expenditures was primarily related to Astoria Station and the Merricourt Wind Energy Center (Merricourt) being under construction in the first quarter of 2020 with the capital spend being substantially complete for both projects by year-end 2020.
Financing activities for the three months ended March 31, 2021 included net proceeds from short-term borrowings of $53.9 million and common dividend payments of $16.2 million. The proceeds from short-term borrowings were mostly used to fund construction expenditures in the first quarter of 2021. Financing activities for the three months ended March 31, 2020 included net proceeds of $35.0 million from the issuance of long-term debt at Otter Tail Power Company, $13.9 million in net short-term borrowings and $8.4 million from the issuance of common stock. Proceeds from the debt and equity issuances were used to fund a portion of Otter Tail Power Company’s construction program expenditures in 2020. We paid $14.9 million in common dividends in the first quarter of 2020.
The following table presents the status of the corporation’s lines of credit at March 31, 2021 and December 31, 2020:

		2021			2020
(in thousands)	Line Limit	Amount Outstanding	Letters of Credit	Amount Available	Amount Available
Otter Tail Corporation Credit Agreement	$170,000	$78,206	$—	$91,794	$104,834
Otter Tail Power Company Credit Agreement	170,000	56,645	12,671	100,684	140,068
Total	$340,000	$134,851	$12,671	$192,478	$244,902
Both credit agreements are in place until October 31, 2024.

SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended March 31,
($ in thousands)	2021	2020	$ Change	% Change
Retail Electric Revenues	$105,706	$106,603	$(897)	(0.8)%
Transmission Services Revenues	11,944	10,841	1,103	10.2
Wholesale Electric Revenues	4,507	876	3,631	414.5
Other Electric Revenues	1,542	1,556	(14)	(0.9)
Total Electric Revenues	123,699	119,876	3,823	3.2
Net Income	$17,587	$16,182	$1,405	8.7%

Retail mwh Sales	1,348,519	1,429,910	(81,391)	(5.7)%
Heating Degree Days (HDDs)	3,078	3,272	(194)	(5.9)
The following table shows heating and cooling degree days as a percent of normal.

	Three Months Ended March 31,
	2021	2020
HDDs	89.5%	95.6%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2021 and 2020.

	2021 vs Normal	2021 vs 2020	2020 vs Normal
Effect on Diluted Earnings Per Share	$(0.04)	$(0.02)	$(0.02)
Retail Sales Revenue decreased $0.9 million driven by:
•A $2.8 million decrease in retail revenue mainly due to decreased kwh sales to commercial and industrial customers, exclusive of the impact of milder weather on sales, due to ongoing impacts of COVID-19 on first quarter 2021 kwh sales. COVID-19 did not impact electric revenues in the first quarter of 2020.
•A $1.5 million decrease in fuel recovery revenue mainly due to credits provided to customers from increased margins on wholesale kwh sales and a 5.7% reduction in retail kwh sales between the quarters.
•A $0.9 million decrease in retail revenues related to decreased consumption due to milder weather in the first quarter of 2021 compared with the first quarter of 2020, evidenced by a 5.9% decrease in heating-degree days between the quarters.
These decreases in revenue were partially offset by:
•A $2.3 million increase in new retail revenues, net of an estimated refund, related to an interim rate increase in Minnesota effective January 1, 2021 in connection with OTP's current Minnesota rate case filed in November 2020.
•A $0.7 million increase in conservation rider revenues related to the recovery of increased conservation improvement program spending in Minnesota and South Dakota.
•A $0.5 million increase in renewable rider revenues in North Dakota related to recovery of Merricourt operating expenses and returns on increased investment in the project, which was placed in service in the fourth quarter of 2020.
•A $0.5 million increase in retail revenue due to a positive price variance resulting from varying kwh sales to customers under different tariffs.
•A $0.3 million net increase in North Dakota and South Dakota generation, transmission and phase-in rider revenues related to the recovery of Astoria Station and transmission project costs.
Transmission Services Revenues increased $1.1 million due to increases of $0.7 million in generator interconnection revenues under two new agreements which began billing after the first quarter of 2020 and $0.4 million in Midcontinent Independent System Operator. Inc. (MISO) transmission services tariff revenues.
Wholesale Electric Revenue increased $3.6 million as a result of a 106.6% increase in wholesale kwh sales and a 149% increase in wholesale electric prices driven by high market demand and availability constraints during the February 2021 cold weather, which drove up spot market prices for electricity.
Production Fuel costs increased $1.0 million mainly as a result of a 16.2% increase in kwhs generated from our fuel-burning plants due to higher demand and favorable prices for energy in wholesale markets. Fuel costs per kwh of generation decreased 7.8% at our fuel-burning plants as a result of increased efficiencies at higher and longer-sustained levels of generation. Fuel costs per kwh of generation including renewable generation decreased 15.4% as a result of Merricourt being added to our generation mix in December 2020.

Purchased Power costs to serve retail customers increased $0.4 million as a result of a 26.6% increase in purchased power prices, partially offset by a 19.2% decrease in kwhs purchased. The increase in kwh prices mainly was driven by high market demand for electricity and availability constraints caused by the February 2021 cold weather.
Operating and Maintenance Expense increased $0.8 million mainly due to:
•$1.2 million in Merricourt operating and maintenance expenses incurred in the first quarter of 2021 as the wind farm is now commercially operational.
•A $0.7 million increase in conservation improvement program expenditures, which are being recovered through retail rate riders in Minnesota and South Dakota.
These increases in expense were partially offset by:
•A $0.6 million decrease in steam generation plant maintenance and operating expenses.
•A $0.5 million decrease in bad debt expense due to improved customer collections in the first quarter of 2021.
Depreciation and Amortization expense increased $1.6 million primarily due to Merricourt going into service in December of 2020.
Property Taxes increased $0.2 million due to property additions and increased valuations on existing property.
Interest Charges increased $0.8 million primarily due to additional interest expense related to long-term debt issuances of $35 million in February 2020 and $40 million in August 2020.
Nonservice Cost Components of Postretirement Benefits decreased $0.5 million due to a change in how prescription drug coverage is provided to retirees and due to the impact on nonservice costs of a 70 basis point drop in the discount rate from 2020 to 2021.
Other Income decreased $0.7 million due to the discontinuance of Allowance for Funds used During Construction (AFUDC) on the Minnesota share of Astoria Station construction costs in the first quarter of 2021, with a return on the investment now being recovered in Minnesota interim rates along with operating and depreciation expenses.
Income Tax Expense decreased $2.7 million due to earning production tax credits on Merricourt generation in the first quarter of 2021. The tax benefits of these credits are being passed back to retail electric customers in interim rates and through Renewable and Phase-In Rider adjustments in Minnesota, North Dakota and South Dakota.
Manufacturing Segment

	Three Months Ended March 31,
(in thousands)	2021	2020	$ Change	% Change
Operating Revenues	$75,825	$68,479	$7,346	10.7%
Net Income	5,385	4,927	458	9.3
BTD’s parts revenues increased $6.2 million, consisting of $4.4 million in material cost increases passed through to customers and $1.8 million in volume and price increases. The volume increase was driven by stronger sales in the recreational vehicle, agricultural, lawn and garden and construction end markets offset, in part, by a decline in sales primarily in the energy end market. Scrap revenues increased $1.5 million mostly due to increases in scrap metal prices, but also due to increases in scrap volumes from increased sales and production activity. These increases in revenue were partially offset by lower tooling and other revenues.
Cost of products sold at BTD increased $5.9 million as a result of higher material prices and sales-volume-driven increases in material and labor costs. BTD recorded a net increase in operating expenses of $0.5 million. BTD’s net income increased $0.4 million in the first quarter of 2021 compared with the first quarter of 2020.
T.O. Plastics net income increased $0.1 million between the quarters.
Plastics Segment

	Three Months Ended March 31,
(in thousands)	2021	2020	$ Change	% Change
Operating Revenues	$62,186	$46,397	$15,789	34.0%
Net Income	9,147	5,449	3,698	67.9
Plastics segment revenues and net income increased $15.8 million and $3.7 million, respectively, due to a 34% increase in the price per pound of PVC pipe sold and a 1.1% increase in pounds of PVC pipe sold. The price increase was driven, in part, by PVC resin supply constraints due to resin production plant shutdowns and feedstock shortages related to abnormally low temperatures and snowstorms in the Gulf Coast region of the United States in February 2021 and significant global demand for PVC resin and limited pipe inventory across the country. Cost of products sold increased $10.4 million primarily due to increased PVC resin and other material cost increases.

Corporate Costs

	Three Months Ended March 31,
(in thousands)	2021	2020	$ Change	% Change
Losses before Income Taxes	$(2,412)	$(3,650)	$1,238	(33.9)%
Income Tax Savings	(622)	(1,360)	738	(54.3)
Net Loss	$1,790	$2,290	$(500)	(21.8)%
Corporate losses before income taxes decreased $1.2 million mainly as a result of a $0.9 increase in the values of corporate-owned life insurance and captive insurance company investments in the first quarter of 2021 compared with $1.4 million in losses in the first quarter of 2020. This is partially offset by a $0.7 million increase in operating expenses related to increased labor and benefit costs and increased interest expense related to a higher level of short-term borrowings between quarters as well as an increase in the cost of borrowing.
2021 BUSINESS OUTLOOK
We are increasing our 2021 diluted earnings per share guidance range to $2.47 to $2.62 in light of first quarter results and projections for the remainder of 2021 driven by expected performance in our Plastics Segment. We now expect our Electric segment to provide approximately 68% of our 2021 consolidated earnings. The midpoint of our revised 2021 earnings per share guidance of $2.55 per share reflects an 8.9% growth rate off 2020 diluted earnings per share of $2.34.
Segment components of our revised 2021 diluted earnings per share guidance range compared with 2020 actual earnings and February 15, 2021 guidance are as follows:

	2020 EPS by Segment	2021 EPS Guidance February 15, 2021		2021 EPS Guidance May 3, 2021
		Low	High	Low	High
Electric	$1.63	$1.80	$1.83	$1.71	$1.74
Manufacturing	0.27	0.28	0.32	0.28	0.32
Plastics	0.67	0.52	0.56	0.73	0.77
Corporate	(0.23)	(0.21)	(0.17)	(0.25)	(0.21)
Total	$2.34	$2.39	$2.54	$2.47	$2.62
Return on Equity	11.6%	11.1%	11.8%	11.5%	12.2%
The following items contribute to our 2021 earnings guidance:
•We are revising our Electric segment guidance downward from our February 15, 2021 guidance based on:
◦Unfavorable weather in the first quarter which negatively impacted first quarter earnings by $.04 per share. We plan for normal weather for the remainder of 2021.
◦Our Commercial and Industrial revenues are expected to be lower based on continuing impacts from COVID-19.
◦The level of self-funded interconnection interim projects revenue is pending FERC approval, and we have also had lower levels of capital expenditures and lower transmission revenue requirements resulting in a lower level of earnings than originally expected.
◦Lower MISO revenues due to lower revenue requirements.
•We continue to expect Electric segment earnings in 2021 will exceed 2020 earnings driven by the following factors:
◦Our Merricourt and Astoria Station projects being commercially operational and our $410 million total investment in these projects fully reflected in our rate base, with a recovery mechanism in place in all three jurisdictions, partially offset by increased operating and maintenance, depreciation and property tax expense associated with these investments, and increased interest expense due to debt issuances in 2020.
◦The impact of our filed Minnesota 2021 rate case. The MPUC has approved an interim rate increase of 3.2% or $6.9 million in annual revenues.
These increases are partially offset by:
◦Increased non-labor operating and maintenance expenses related to a planned outage at Big Stone Plant of $3.9 million in 2021 and increased postretirement expense caused by a decrease in the discount rate and long-term rate of return on plan assets.
•We are maintaining our February 15, 2021 guidance for our Manufacturing segment and continue to expect segment earnings to increase compared with 2020 based on:
◦An expected increase in sales at BTD driven mostly by improving end markets as our customers continue to build inventory to fill the shortages created by the COVID-19 pandemic. Scrap metal revenues are expected to improve based on higher scrap metal prices between the years.
◦An increase in earnings from T.O. Plastics mainly driven by year-over-year sales growth in horticulture and life science end markets partially offset by lower sales in our industrial end markets.
◦Decreased mill capacity due to COVID-19 has created raw material availability challenges as the steel mills struggle to keep up with demand. This has created concerns over our ability to obtain the steel needed to meet customer demands and continues to keep steel prices elevated above historic levels. We continue to work on increasing staffing levels to keep up with strong demand and to mitigate the impact of increasing expedited freight costs while maintaining or improving labor efficiencies
◦Backlog for the manufacturing companies of approximately $201 million for 2021 compared with $127 million one year ago.
•We are increasing our 2021 guidance from our Plastics segment and now expect 2021 segment earnings to be more than 2020 earnings. Sales prices of PVC pipe in the first quarter were higher than expected and are expected to continue to be higher throughout the year. Pounds of pipe sold in 2021 are still expected to be lower than 2020. Resin suppliers continue to increase prices for raw materials due to market conditions such as availability constraints related to feedstock supplies for resin and a strong export market that has higher resin prices than the domestic market.
•Corporate costs, net of tax, are now expected to be in line with 2020. Items driving this are higher employee benefit costs and likely contributions to the Otter Tail Corporation Foundation.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, May 4, 2021, at 10:00 a.m. CDT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, call 877-312-8789. For listen-only mode, call 866-634-1342.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “should,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which include statements regarding 2021 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of the impact and duration of the COVID-19 pandemic, long-term investment risk, seasonal weather patterns and extreme weather events, counterparty credit risk, future business volumes with key customers, reductions in our credit ratings, our ability to access capital markets on favorable terms, assumptions and costs relating to funding our employee benefit plans, our subsidiaries’ ability to make dividend payments, cyber security threats or data breaches, the impact of government legislation and regulation, including foreign trade policy and environmental laws and regulations, the impact of climate change, including compliance with legislative and regulatory changes to address climate change, operational and economic risks associated with our electric generating and manufacturing facilities, risks associated with energy markets, the availability and pricing of resource materials, attracting and maintaining a qualified and stable workforce, and changing macroeconomic and industry conditions. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
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OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended March 31,
(in thousands, except per-share amounts)	2021	2020

Operating Revenues
Electric	$123,699	$119,870
Product Sales	138,011	114,877
Total Operating Revenues	261,710	234,747
Operating Expenses
Electric Production Fuel	14,714	13,735
Electric Purchased Power	19,260	18,830
Electric Operating and Maintenance Expense	41,421	40,615
Cost of Products Sold (excluding depreciation)	101,977	85,879
Other Nonelectric Expenses	13,693	11,900
Depreciation and Amortization	22,126	20,399
Electric Property Taxes	4,320	4,100
Total Operating Expenses	217,511	195,458
Operating Income	44,199	39,289
Other Income and Expense
Interest Charges	9,398	8,123
Nonservice Cost Components of Postretirement Benefits	383	871
Other Income (Expense)	1,160	(389)
Income Before Income Taxes	35,578	29,906
Income Tax Expense	5,249	5,638
Net Income	$30,329	$24,268

Weighted-Average Common Shares Outstanding:
Basic	41,455	40,217
Diluted	41,700	40,444
Earnings Per Share:
Basic	$0.73	$0.60
Diluted	$0.73	$0.60

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)	March 31, 2021	December 31, 2020

Assets
Current Assets
Cash and Cash Equivalents	$1,212	$1,163
Receivables, net of allowance for credit losses	134,390	113,959
Inventories	92,426	92,165
Regulatory Assets	21,419	21,900
Other Current Assets	9,516	5,645
Total Current Assets	258,963	234,832
Noncurrent Assets
Investments	54,446	51,856
Property, Plant and Equipment, net of accumulated depreciation	2,060,792	2,049,273
Regulatory Assets	167,556	168,395
Intangible Assets, net of accumulated amortization	9,869	10,144
Goodwill	37,572	37,572
Other Noncurrent Assets	29,342	26,282
Total Noncurrent Assets	2,359,577	2,343,522
Total Assets	$2,618,540	$2,578,354

Liabilities and Stockholders' Equity
Current Liabilities
Short-Term Debt	$134,851	$80,997
Current Maturities of Long-Term Debt	139,941	140,087
Accounts Payable	113,073	130,805
Accrued Salaries and Wages	17,635	26,908
Accrued Taxes	19,437	18,831
Regulatory Liabilities	12,517	16,663
Other Current Liabilities	21,975	22,495
Total Current Liabilities	459,429	436,786
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	103,193	114,055
Other Postretirement Benefits Liability	67,255	67,359
Regulatory Liabilities	234,986	233,973
Deferred Income Taxes	160,529	153,376
Deferred Tax Credits	17,219	17,405
Other Noncurrent Liabilities	63,577	60,002
Total Noncurrent Liabilities and Deferred Credits	646,759	646,170
Commitments and Contingencies
Capitalization
Long-Term Debt, net of current maturities	624,485	624,432
Shareholders’ Equity
Common Shares	207,552	207,349
Additional Paid-In Capital	416,708	414,246
Retained Earnings	271,999	257,878
Accumulated Other Comprehensive Loss	(8,392)	(8,507)
Total Shareholders' Equity	887,867	870,966
Total Capitalization	1,512,352	1,495,398
Total Liabilities and Stockholders' Equity	$2,618,540	$2,578,354

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended March 31,
(in thousands)	2021	2020

Operating Activities
Net Income	$30,329	$24,268
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	22,126	20,399
Deferred Tax Credits	(186)	(329)
Deferred Income Taxes	5,697	5,812
Change in Deferred Debits and Other Assets	543	5,087
Discretionary Contribution to Pension Plan	(10,000)	(11,200)
Change in Noncurrent Liabilities and Deferred Credits	(1,804)	860
Allowance for Equity/Other Funds Used During Construction	(45)	(791)
Stock Compensation Expense	4,197	2,770
Other—Net	(1,569)	46
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(20,431)	(16,666)
Change in Inventories	(261)	(301)
Change in Other Current Assets	(3,871)	(447)
Change in Payables and Other Current Liabilities	(6,930)	(7,690)
Change in Interest and Income Taxes Receivable/Payable	(2,525)	(41)
Net Cash Provided by Operating Activities	15,270	21,777
Investing Activities
Capital Expenditures	(50,076)	(75,059)
Proceeds from Disposal of Noncurrent Assets	3,244	2,487
Cash Used for Investments and Other Assets	(2,188)	(2,487)
Net Cash Used in Investing Activities	(49,020)	(75,059)
Financing Activities
Changes in Checks Written in Excess of Cash	(2,144)	—
Net Short-Term Borrowings	53,854	13,893
Proceeds from Issuance of Common Stock	—	8,399
Common Stock Issuance Expenses	(25)	(124)
Payments for Shares Withheld for Employee Tax Obligations	(1,507)	(2,072)
Proceeds from Issuance of Long-Term Debt	—	35,000
Short-Term and Long-Term Debt Issuance Expenses	(2)	(177)
Payments for Retirement of Long-Term Debt	(169)	(45)
Dividends Paid	(16,208)	(14,907)
Net Cash Provided by Financing Activities	33,799	39,967
Net Change in Cash and Cash Equivalents	49	(13,315)
Cash and Cash Equivalents at Beginning of Period	1,163	21,199
Cash and Cash Equivalents at End of Period	$1,212	$7,884

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended March 31,
(in thousands)	2021	2020

Operating Revenues
Electric	$123,699	$119,870
Manufacturing	75,825	68,479
Plastics	62,186	46,398
Total Operating Revenues	$261,710	$234,747

Operating Income (Loss)
Electric	$26,676	$26,920
Manufacturing	7,545	6,841
Plastics	12,586	7,467
Corporate	(2,608)	(1,939)
Total Operating Income	$44,199	$39,289

Net Income (Loss)
Electric	$17,587	$16,182
Manufacturing	5,385	4,927
Plastics	9,147	5,449
Corporate	(1,790)	(2,290)
Total Net Income	$30,329	$24,268